Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 West Wall, Suite 800
Midland, TX 79701
DAWSON GEOPHYSICAL ANNOUNCES
TERMINATION OF MERGER AGREEMENT
MIDLAND, Texas, October 28, 2011/PR Newswire/ —Dawson Geophysical Company (Dawson) (NASDAQ: DWSN) today announced that TGC Industries, Inc. (TGC) (NASDAQ: TGE) has terminated the definitive merger agreement pursuant to which Dawson would have acquired TGC in a tax-free stock-for-stock transaction.
As of the result of the 10-day volume weighted average price for Dawson’s stock as of October 25, 2011 falling outside the designated range specified in the merger agreement, Dawson and TGC engaged in discussions and exchanged letters concerning possible adjustments to the merger exchange ratio of Dawson stock for TGC stock prior to and on October 26 and 27, 2011. However, the parties were unable to reach agreement regarding an adjustment to the exchange ratio.
At the special shareholders meeting held by each of the companies on October 27, 2011, the transaction received strong support from both Dawson’s and TGC’s shareholders. At Dawson’s special meeting, the merger proposal was adopted with the affirmative vote of approximately 77% of Dawson’s outstanding shares, including the affirmative vote of approximately 97% of the shares voted at the meeting. Dawson has been advised by TGC that the merger proposal received the affirmative vote of approximately 76% of TGC’s outstanding shares, slightly under the 80% level required in TGC’s charter documents to complete the merger.
Stephen Jumper, President and Chief Executive Officer of Dawson, said: “We are disappointed that unanticipated regulatory delays in processing the transaction did not permit us to bring the transaction to a vote prior to the August 31, 2011 date originally specified in the merger agreement until after our stock price fell outside the designated range specified in the merger agreement as a result of the overall stock market declines of the past few months. We are also disappointed that we were unable to reach closure with TGC on an enhanced merger exchange ratio despite our efforts over several days to do so.”
Jumper concluded: “Dawson remains committed to growing its revenue and earnings and the breadth of capabilities required to maintain its position as a leader in the onshore seismic data acquisition industry, as we have over our almost 60 year history. We have a strong order book based on continuing exploration activity by our clients throughout the United States. We will continue to execute our strategy of expanding our client base and service offerings, growing our capabilities to serve the rapidly developing needs of our clients, and evaluating our opportunities in North America.”
About Dawson
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
Cautionary Statement Regarding Forward-Looking Statements
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to, the volatility of oil and natural gas prices, disruptions in the global economy, dependence upon energy industry spending, cancellations of service contracts, high fixed costs of operations, weather interruptions, inability to obtain land access rights of way, industry competition, limited number of customers, credit risk related to our customers, asset impairments, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2010. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.